Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

        We hereby consent to the inclusion in the Registration Statement on Post Effective Amendment #5 to Form S-1 (Registration Number 333-125942) and the related Prospectus of Chembio Diagnostics, Inc. of our report dated March 7, 2008 with respect to the consolidated balance sheets of Chembio Diagnostics, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007 and 2006.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Lazar Levine & Felix LLP
New York, New York
March 28, 2008